Exhibit 99.1
Natera Reports Second Quarter 2026 Financial Results

AUSTIN, Texas, August 6, 2026 /BUSINESS WIRE/ — Natera, Inc. (NASDAQ: NTRA), a global leader in cell-free DNA and genetic testing, today reported its financial results for the second quarter ended June 30, 2026.
Recent Financial Highlights
•Generated total revenues of $752.8 million in the second quarter of 2026, compared to $546.6 million in the second quarter of 2025, an increase of 37.7%.
•Generated a gross margin1 of 64.5% in the second quarter of 2026, compared to a gross margin1 of 63.4% in the second quarter of 2025. Excluding revenue true-ups, second quarter non-GAAP gross margin2 improved 50 basis points over the first quarter of 2026.
•Processed approximately 1,043,900 tests in the second quarter of 2026, compared to approximately 853,100 tests in the second quarter of 2025, an increase of 22.4%.
•Processed approximately 296,700 oncology tests in the second quarter of 2026, compared to approximately 188,800 in the second quarter of 2025, an increase of 57.2%. Clinical molecular residual disease (MRD) oncology units grew 34,000 units over the first quarter of 2026, the largest sequential increase to-date.
•Increased cash by approximately $3.6 million3 during the second quarter of 2026.
•Raised 2026 annual revenue guidance by $100 million at the midpoint, from $2.74 billion - $2.82 billion to $2.85 billion - $2.91 billion.
“We had an exceptional quarter helping patients, with over one million tests processed for the second consecutive quarter and record growth in oncology volumes,” said Steve Chapman, chief executive officer of Natera. “We also reached several landmark milestones in the last few months: Signatera™ achieved three significant regulatory approvals, Medicare coverage expanded for Prospera™, and we launched a major enhancement to our Panorama™ NIPT.”

Second Quarter Ended June 30, 2026 Financial Results

Total revenues were $752.8 million in the second quarter of 2026 compared to $546.6 million in the second quarter of 2025, an increase of 37.7%. The increase in revenues was driven by an increase in volume and average selling price improvements.
Natera processed approximately 1,043,900 tests in the second quarter of 2026, including approximately 1,030,100 tests accessioned in its laboratory, compared to approximately 853,100 tests processed, including approximately 839,300 tests accessioned in its laboratory, in the second quarter of 2025.

In the second quarter of 2026, Natera recognized revenue on approximately 985,500 tests for which results were reported to customers in the period (tests reported), including approximately 972,000 tests reported from its laboratory, compared to approximately 812,900 tests reported, including approximately 799,900 tests reported from its laboratory, in the second quarter of 2025, an increase of 21.2% from the prior period.

Gross profit1 for the three months ended June 30, 2026 and 2025 was $485.2 million and $346.6 million, respectively, representing a gross margin1 of 64.5% and 63.4%, respectively. Natera had higher gross margin1 in the second quarter of 2026 primarily as a result of higher revenues and continued progress in reducing cost of revenues associated with tests processed. There was also a change in estimate of approximately $52.3 million in the second quarter of 2026 in revenue accrual as compared to $45.3 million in the second quarter of 2025. Changes in estimates for the three months ended June 30, 2026 and 2025 increased revenue and, as a result, increased gross margin1 and gross profit1 by 2.7% and $52.3 million, and by 3.3% and $45.3 million, respectively.
Gross margin1 for the three months ended March 31, 2026 was 64.7%. Excluding the change in estimates in revenue accruals of approximately $52.3 million and $61.0 million during the three months ended June 30, 2026 and March 31, 2026, respectively, Natera's non-GAAP gross margin2 increased by approximately 0.5% sequentially.

Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the second quarter of 2026 was $555.3 million, compared to $457.0 million in the same period of the prior year, an increase of 21.5%. The increase was primarily driven by headcount growth to support new product offerings as well as increases in clinical trial expenses. Amortization of acquired intangible assets for the second quarter of 2026 was $5.7 million. No such amortization occurred in the second quarter of 2025.

Loss from operations for the second quarter of 2026 was $75.8 million compared to $110.4 million for the same period of the prior year.
Natera’s net loss for the second quarter of 2026 was $67.0 million, or ($0.47) per diluted share, compared to a net loss of $100.9 million, or ($0.74) per diluted share, in the second quarter of 2025. Weighted average shares outstanding were 143.3 million in the second quarter of 2026 compared to 136.4 million for the same period in the prior year.
At June 30, 2026, Natera held approximately $1,091.5 million in cash, cash equivalents, and restricted cash, compared to $1,076.1 million as of December 31, 2025. As of June 30, 2026, Natera had a total outstanding debt balance of $80.3 million including accrued interest under its line of credit with UBS at a variable interest rate of 30-day SOFR plus 50 bps.
Financial Outlook
Natera anticipates 2026 total revenue of $2.85 billion to $2.91 billion; 2026 gross margin1 to be approximately 64% to 66%; selling, general and administrative costs to be approximately $1.125 billion to $1.225 billion; research and development costs to be $800 million to $900 million; and cash flow to be positive.

Test Volume Summary

Unit	QTD 2026	QTD 2025	Definition
Tests processed	1,043,900	853,100	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	1,030,100	839,300	Test accessioned in our laboratory
Tests reported	985,500	812,900	Total tests reported
Tests reported in our laboratory	972,000	799,900	Total tests reported in our laboratory less units reported outside of our laboratory
About Natera
Natera™ is a global leader in cell-free DNA and precision medicine, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard-of-care to protect health and inform earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are supported by more than 400 peer-reviewed publications that demonstrate excellent performance. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas, and San Carlos, California, and through Foresight Diagnostics, its subsidiary, operates an ISO 27001-certified and CAP-accredited laboratory certified under CLIA in Boulder, Colorado. For more information, visit www.natera.com.
Conference Call Information

Event:	Natera’s Second Quarter Financial Results Conference Call
Date:	Thursday, August 6, 2026
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	1-833-461-5787 (Domestic) +44-808-196-8935 (International)
Conference ID:	786 717 759
Webcast Link:	https://events.q4inc.com/attendee/786717759
Forward-Looking Statements
This press release contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, including statements regarding our market opportunity, anticipated products and launch schedules, reimbursement coverage, product costs, and gross margins, commercial and strategic partnerships and acquisitions, user experience, clinical trials and studies, and our strategies, goals and general business and market conditions, are forward-looking statements. Any forward-looking statements contained in this press release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved.
These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving our financial projections and goals; we may be unable to further increase the use and adoption of our products through our direct sales efforts or through our laboratory partners; we have incurred net losses since our inception and we anticipate that we will continue to incur net losses for the foreseeable future; our quarterly results may fluctuate from period to period; unless otherwise indicated, all financial data for the current and prior quarters are unaudited and subject to adjustment in connection with the completion of our quarterly and annual financial reporting processes; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may engage in acquisitions, dispositions or other strategic transactions that may not achieve our anticipated benefits and could otherwise disrupt our business, cause dilution to our stockholders or reduce our financial resources; our products may not perform as expected; the results of our clinical studies may not support the use and reimbursement of our tests, particularly for microdeletions screening, and may not be able to be replicated in later studies required for regulatory approvals or clearances; if either of our primary CLIA-certified laboratories becomes inoperable, we will be unable to perform our tests and our business may be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand, obtain or maintain third-party payer coverage and reimbursement for our tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors; we could incur substantial costs and delays complying with governmental regulations; litigation and other regulatory or governmental proceedings related to our intellectual property or the commercialization of our tests, are costly, time-consuming, could result in our obligation to pay material judgments or incur material settlement costs, and could limit our ability to commercialize our tests; and any inability to effectively protect our proprietary technology could harm our competitive position or our brand.
We discuss these and other risks and uncertainties in greater detail in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov.
We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. In light of these risks, uncertainties and assumptions, you should not place undue reliance on our forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this presentation to conform these statements to actual results or to changes in our expectations.
References:
1.Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.
2.Excluding the change in estimates in revenue accruals of approximately $52.3 million and $61.0 million during the three months ended June 30, 2026 and March 31, 2026, respectively, Natera’s non-GAAP gross margin increased by approximately 0.5% sequentially.
3.Includes GAAP cash, cash equivalents and restricted cash.

Contacts
Investor Relations
Mike Brophy, CFO, Natera, Inc., 510-826-2350
Media
Lesley Bogdanow, VP of Corporate Communications, Natera, Inc., pr@natera.com

Natera, Inc.
Consolidated Balance Sheets
(Unaudited)
(in thousands, except shares)

	June 30, 2026	December 31, 2025
		(1)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$1,091,502	$1,076,140
Accounts receivable, net of allowance of $6,526 in 2026 and $8,018 in 2025	421,968	296,528
Inventory	80,346	68,443
Prepaid expenses and other current assets	65,134	55,828
Total current assets	1,658,950	1,496,939
Property and equipment, net	317,568	241,184
Operating lease right-of-use assets	129,687	108,541
Goodwill	141,100	141,070
Intangible assets	360,204	373,713
Other assets	49,988	36,897
Total assets	$2,657,497	$2,398,344

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$75,154	$33,156
Accrued compensation	105,915	92,603
Contingent consideration payable, current portion	22,818	21,580
Deferred revenue, current portion	40,566	24,907
Short-term debt financing	80,291	80,323
Other accrued liabilities	228,456	188,659
Total current liabilities	553,200	441,228
Contingent consideration payable, long-term portion	97,687	96,780
Deferred tax liability, long-term portion	701	701
Operating lease liabilities, long-term portion	143,074	118,473
Deferred revenue, long-term portion	16,074	17,062
Other liabilities	25,262	11,687
Total liabilities	835,998	685,931
Commitments and contingencies
Stockholders’ equity:
Common stock (2)	14	14
Additional paid in capital	4,749,675	4,488,679
Accumulated deficit	(2,928,082)	(2,776,022)
Accumulated other comprehensive loss	(108)	(258)
Total stockholders’ equity	1,821,499	1,712,413
Total liabilities and stockholders’ equity	$2,657,497	$2,398,344
(1)The consolidated balance sheet at December 31, 2025 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
(2)As of June 30, 2026 and December 31, 2025, there were approximately 143,612,000 and 139,693,000 shares of common stock, respectively, issued and outstanding.

Natera, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Revenues
Product revenues	$747,929	$544,427	$1,441,796	$1,044,463
Licensing and other revenues	4,821	2,173	7,598	3,968
Total revenues	752,750	546,600	1,449,394	1,048,431
Cost and expenses
Cost of product revenues	266,597	199,531	511,800	384,143
Cost of licensing and other revenues	964	465	1,572	917
Research and development	228,071	146,427	438,773	275,504
Selling, general and administrative	327,203	310,549	655,142	577,414
Amortization of acquired intangible assets	5,707	—	11,416	—
Total cost and expenses	828,542	656,972	1,618,703	1,237,978
Loss from operations	(75,792)	(110,372)	(169,309)	(189,547)
Interest expense	(890)	(1,029)	(1,782)	(2,034)
Interest and other income, net	9,452	10,738	19,053	24,155
Loss before income taxes	(67,230)	(100,663)	(152,038)	(167,426)
Income tax benefit (expense)	261	(275)	(22)	(448)
Net loss	$(66,969)	$(100,938)	$(152,060)	$(167,874)
Unrealized gain (loss) on available-for-sale securities and foreign currency translation adjustment	94	(90)	150	57
Comprehensive loss	$(66,875)	$(101,028)	$(151,910)	$(167,817)

Net loss per share:
Basic and diluted	$(0.47)	$(0.74)	$(1.07)	$(1.24)

Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	143,279	136,388	142,395	135,632